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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Commonwealth Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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COMMONWEALTH BANKSHARES, INC.

403 BOUSH STREET, NORFOLK, VIRGINIA 23510

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To be Held July 28, 2009

To the shareholders of Commonwealth Bankshares, Inc.:

NOTICE is hereby given that the 2009 Annual Meeting of Shareholders of Commonwealth Bankshares, Inc. (the “Company”) will be held at the Ocean View Branch of Bank of the Commonwealth, 1901 East Ocean View Avenue, Norfolk, Virginia 23503, on Tuesday, July 28, 2009, at 2:30 p.m. local time, for the following purposes:

1.	To elect three Class III directors to the Board of Directors of the Company to serve until the 2012 Annual Meeting of Shareholders.

2.	To consider and vote upon a shareholder proposal relating to the declassification of the Board of Directors.

3.	To consider and vote upon a shareholder proposal relating to advisory shareholder voting on executive compensation.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on June 1, 2009 are entitled to notice of, and to vote at, such meeting or any adjournment thereof.

Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding matters proposed to be acted upon at the meeting. The Board of Directors of the Company unanimously recommends that shareholders vote FOR Item 1 and AGAINST Item 2 and Item 3 listed above.

To assure that your shares are represented at the meeting, please fill in, date and sign the enclosed proxy and return it promptly in the enclosed envelope, regardless of whether you expect to attend the meeting. The enclosed envelope requires no postage if mailed in the United States. If for any reason you desire to revoke your proxy, you may do so at any time before it is voted by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, Edward J. Woodard, Jr., CLBB, in person or in writing.

By Order of the Board of Directors,

/s/ Edward J. Woodard, Jr.
Edward J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 22nd day of June 2009

COMMONWEALTH BANKSHARES, INC.

403 Boush Street

Norfolk, Virginia 23510

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JULY 28, 2009

The solicitation of the enclosed 2009 proxy is made by and on behalf of the Board of Directors of Commonwealth Bankshares, Inc. (the “Company”) to be used at the 2009 Annual Meeting of Shareholders to be held on July 28, 2009 at 2:30 p.m., or any adjournment thereof, at the Ocean View Branch of Bank of the Commonwealth (the “Bank”), 1901 East Ocean View Avenue, Norfolk, Virginia 23503. The approximate mailing date of this proxy statement and the accompanying proxy is June 15, 2009. The matters to be considered and acted upon are (i) the election of three Class III directors to the Board of Directors of the Company to serve until the 2012 Annual Meeting of Shareholders, (ii) a shareholder proposal relating to the declassification of the Board of Directors, (iii) a shareholder proposal relating to advisory shareholder voting on executive compensation, and (iv) such other business as may properly come before the meeting, or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Material for the Shareholder Meeting to Be Held on July 28, 2009

The Notice of 2009 Annual Meeting of Shareholders, the Proxy Statement, including Proxy Card, and the 2008 Annual Report to Shareholders are available on the internet at the following website: www.bankofthecommonwealth.com/2009Proxy.

Revocability of Proxy

Anyone who gives a proxy may still vote in person, if he so desires, and may revoke the proxy at any time prior to the voting of such proxy by contacting the Chairman of the Board, President and Chief Executive Officer of the Company, Edward J. Woodard, Jr., CLBB, in person or in writing, or by filing a duly executed proxy bearing a later date. All properly executed proxies delivered pursuant to this solicitation will be voted at the meeting in accordance with instructions contained therein. If no instructions are given in a returned executed proxy, the proxy will be voted as follows:

•	FOR the election of the three nominees to serve as Class III directors to the Board of Directors of the Company until the 2012 Annual Meeting of Shareholders.

•	AGAINST the shareholder proposal relating to the declassification of the Board of Directors.

•	AGAINST the shareholder proposal relating to advisory shareholder voting on executive compensation.

If any other matter is presented, then your proxies will vote in accordance with their best judgment. Proxies will extend to, and will be voted at any properly adjourned session of the annual meeting, unless otherwise revoked.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting of Shareholders and vote in person, please contact the Corporate Secretary of the Company at (757) 446-6900.

Person Making The Solicitation

The cost of the solicitation of proxies will be borne by the Company. Solicitations will be made only by mail, except that, if necessary, officers and regular employees of the Company or the Bank may make solicitations of proxies in person or by telephone. Banks, brokerage firms, and other custodians, nominees and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will, upon request, reimburse them for their reasonable charges and expenses in this regard.

Voting Shares and Vote Required

Only shareholders of record at the close of business on June 1, 2009 will be entitled to vote at the meeting, or any adjournment thereof. As of June 1, 2009, the Company had issued and outstanding 6,886,975 shares of common stock held of record by approximately 1,821 shareholders. A majority of the shares of outstanding common stock must be represented at the meeting in person or by proxy in order to constitute a quorum for the transaction of business.

Shareholders are entitled to one vote for each share of common stock held on all matters to come before the meeting. In the election of directors, those nominees receiving the greatest number of votes shall be deemed elected even though not receiving a majority of the shares represented at the meeting in person or proxy. The affirmative vote of the holders of a majority of the shares of common stock actually voting, in person or by proxy, at the annual meeting is necessary for approval of the shareholder proposal relating to the declassification of the Board of Directors and for approval of the shareholder proposal relating to advisory shareholder voting on executive compensation. Abstentions and broker non-votes (shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customer) will be counted for purposes of determining the presence or absence of a quorum, but will not be counted as a vote cast on any proposal. Accordingly, abstentions and broker non-votes will not affect the election of directors, the approval of the shareholder proposal relating to the declassification of the Board of Directors or the approval of the shareholder proposal relating to advisory shareholder voting on executive compensation.

PROPOSAL I

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation provide for the Board of Directors to be divided into three classes, as nearly equal in number as possible. Each class serves for a term of three years, with one class being elected each year. The Board of Directors currently consists of ten directors.

At the 2009 annual meeting, three directors comprising Class III will be nominated to serve until the 2012 Annual Meeting of Shareholders and until their successors are elected and qualified. Proxies received will be voted for the election of such nominees, unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for one or all of the nominees may so indicate on the proxy. All of the nominees are currently members of the Board. All of the nominees have consented to be named and have indicated their intent to serve if elected. However, in the event any nominee is not available to serve, the proxies will be voted for such person as shall be designated by the Board as a replacement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED BELOW AS CLASS III DIRECTORS OF THE COMPANY.

The following table sets forth certain information with respect to each director including age, principal occupation and the year each nominee or incumbent director first became a director. Unless otherwise indicated, the business experience and principal occupation shown for each nominee or incumbent director covers a period of five or more years.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Nominees for Election Whose Terms Will Expire in 2009 (Class III)

Laurence C. Fentriss	54	2001	Managing Partner of CBIA, a private equity fund, since 2006 and President and CEO of Acquiror, Inc., an investment company, since 1996. Past President, Anderson & Strudwick Investment Corporation, parent of Anderson and Strudwick, Inc., a full service brokerage and investment banking firm, and formerly co-founder of Baxter, Fentriss and Company, an investment banking firm. Director of ICB Financial in Ontario, CA, since 2005.

Edward J. Woodard, Jr., CLBB	66	1973	Chairman of the Board, President and CEO of the Company and the Bank. President and director of each of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC; President of Boush Bank Building Corporation; a general partner in Boush Bank Building Associates; and Director of FHLB of Atlanta, since 2009.

Name	Age	Served as Director Since	Principal Occupation During Past Five Years
Raju V. Uppalapati	46	2007	Chairman and CEO of RAVA Group, since 2002. Partner of BD & A Realty & Construction, Inc., one of the largest Real Estate Developers in Eastern North Carolina, since 1998 and has served as its CEO since 2003. Founder of several successful business start-ups involved in the real estate, hospitality, financial and technology sectors.

Incumbent Directors Whose Terms Will Expire in 2010 (Class I)

E. Carlton Bowyer, Ph.D.	75	2001	Investor, Retired Superintendent – Virginia Beach Schools.

Morton Goldmeier	85	1988	President of Hampton Roads Management Associates, Inc., a real estate management company, since 1990 and retired partner of Goodman & Company, LLP, a regional certified public accounting and business advisory firm based in Norfolk, Virginia.

William D. Payne, M.D.	73	1988	Retired surgeon, Drs. Payne, Ives & Holland, Inc.

Richard J. Tavss	69	1988	Senior counsel, Tavss Fletcher, Norfolk, Virginia.

Incumbent Directors Whose Terms Will Expire in 2011 (Class II)

Herbert L. Perlin	68	1987	Senior partner of Perlin Rossen & Associates LLC, a wealth management group located in Virginia Beach, Virginia.

Kenneth J. Young	58	1999	President of the Norfolk Tides and Albuquerque Isotopes Baseball Clubs and Ovations Food Services.

Thomas W. Moss, Jr.	80	1999	Treasurer – City of Norfolk, Norfolk, Virginia; formerly Attorney, President & sole owner of Thomas W. Moss, Jr. PC and a former speaker of the House of Delegates for the Commonwealth of Virginia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management

The following table sets forth for (1) each director-nominee, director, and named executive officer of the Company, and (2) all director-nominees, directors, and executive officers of the Company as a group: (i) the number of shares of Company common stock beneficially owned on June 1, 2009 and (ii) such person’s or group’s percentage ownership of outstanding shares of Company common stock on such date. All of the Company’s directors and named executive officers receive mail at the Company’s principal executive office at 403 Boush Street, Norfolk, Virginia 23510. Except as noted below, each person has sole voting and sole investment control with respect to the shares listed.

Name	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors:
E. Carlton Bowyer, Ph.D.	21,231	(3)	*
Laurence C. Fentriss	484,478	(4)	7.02%
Morton Goldmeier	164,135	(5)	2.38%
Thomas W. Moss, Jr.	23,858	(6)	*
William D. Payne, M.D.	58,599	(7)	*
Herbert L. Perlin	81,340	(8)	1.18%
Richard J. Tavss	282,018	(9)	4.08%
Raju V. Uppalapati	9,862	(10)	*
Edward J. Woodard, Jr., CLBB	181,607	(11)	2.61%
Kenneth J. Young	70,618	(12)	1.02%

Non-Director Executive Officers:
Cynthia A. Sabol, CPA	48,244	(13)	*
Simon Hounslow	64,413	(14)	*
Stephen G. Fields	38,840	(15)	*

All Directors and Executive Officers as a group (13 persons)	1,529,243		21.12%

*	Percentage of ownership is less than 1.0% of the outstanding shares of common stock of the Company.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and includes shares, where applicable, which an individual has the right to acquire within 60 days through the exercise of stock options. The above table includes 355,600 shares which can be acquired through the exercise of stock options.
(2)	Based on 6,886,975 issued and outstanding shares of common stock as of June 1, 2009.
(3)	Includes (i) 16,620 shares which Dr. Bowyer has the right to acquire through the exercise of stock options, and (ii) 555 shares registered in the name of Dr. Bowyer’s wife, for which Dr. Bowyer disclaims beneficial ownership.
(4)	Includes (i) 16,620 shares which Mr. Fentriss has the right to acquire through the exercise of stock options, (ii) 130,262 shares held in an IRA for the benefit of Laurence C. Fentriss, (iii) 155,695 shares registered in the name of Community Bank Investors of America, LP of which Mr. Fentriss is Managing Partner, and (iv) 37,166 shares held in the Bank of the Commonwealth Deferred Directors Compensation Plan.
(5)	Includes (i) 19,040 shares which Mr. Goldmeier has the right to acquire through the exercise of stock options, and (ii) 19,324 shares owned by Mr. Goldmeier’s wife, for which Mr. Goldmeier disclaims beneficial ownership.
(6)	Includes (i) 19,040 shares which Mr. Moss has the right to acquire through the exercise of stock options, and (ii) 4,134 shares owned jointly by Mr. Moss and his wife.
(7)	Includes (i) 19,040 shares which Dr. Payne has the right to acquire through the exercise of stock options, (ii) 3,193 shares registered in the name of Dr. Payne’s wife, for which Dr. Payne disclaims beneficial ownership, and (iii) 10,737 shares held in an IRA for the benefit of William D. Payne.

(8)	Includes (i) 19,040 shares which Mr. Perlin has the right to acquire through the exercise of stock options, (ii) 25,665 shares registered in the name of Herbert L. Perlin, Profit Sharing Trust, of which Mr. Perlin is Acting Trustee, (iii) 2,984 shares owned jointly by Mr. Perlin and his wife, (iv) 26,236 shares registered as the Perlin Revocable Living Trust, and (v) 13,411 shares pledged as collateral for a loan.
(9)	Includes (i) 19,040 shares which Mr. Tavss has the right to acquire through the exercise of stock options, (ii) 1,724 shares registered in the name of Richard J. Tavss, custodian for Bobbie J. Tavss, (iii) 1,025 shares registered in the name of Richard J. Tavss, custodian for Sanders T. Schoolar V, (iv) 895 shares registered in the name of Richard J. Tavss, custodian for Zachary I. Maiden, (v) 868 shares registered in the name of Richard J. Tavss, custodian for Taylor Tavss Scholar, (vi) 267 shares registered in the name of Richard J. Tavss, custodian for Richard T. Maiden, (vii) 267 shares registered in the name of Richard J. Tavss, custodian for Samantha R. Maiden, (viii) 40,715 shares registered in the name of Fletcher, Maiden & Reed PC 401(k) Plan for the benefit of Richard J. Tavss, (ix) 1,871 shares registered in the name of Mr. Tavss’ wife, for which Mr. Tavss disclaims beneficial ownership, and (x) 37,166 shares held in the Bank of the Commonwealth Deferred Directors Compensation Plan.
(10)	Includes 1,000 shares which Mr. Uppalapati has the right to acquire through the exercise of stock options.
(11)	Includes (i) 72,880 shares which Mr. Woodard has the right to acquire through the exercise of stock options, (ii) 2,796 shares held in an IRA for the benefit of Edward J. Woodard, Jr., (iii) 12,137 shares owned jointly by Mr. Woodard and his wife, (iv) 9,718 shares held in the Company’s 401(k) Profit Sharing Plan, and (v) 37,168 shares held in the Bank of the Commonwealth Deferred Directors Compensation Plan.
(12)	Includes (i) 19,040 shares which Mr. Young has the right to acquire through the exercise of stock options, (ii) 6,353 shares representing the proceeds of a self directed IRA for the benefit of Kenneth J. Young, (iii) 8,202 shares owned jointly with Michael J. Young (son), (iv) 8,202 shares owned jointly with Benjamin C. Young (son), and (v) 8,202 shares owned jointly with Jennifer M. Young (daughter).
(13)	Includes (i) 46,380 shares which Ms. Sabol has the right to acquire through the exercise of stock options, and (ii) 1,857 shares held in the Company’s 401(k) Profit Sharing Plan.
(14)	Includes 50,010 shares which Mr. Hounslow has the right to acquire through the exercise of stock options.
(15)	Includes (i) 37,850 shares which Mr. Fields has the right to acquire through the exercise of stock options, (ii) 16 shares registered in the name of Madison S. Fields (daughter), (iii) 16 shares registered in the name of Mr. Field’s wife, for which Mr. Fields disclaims beneficial ownership, and (iv) 945 shares held in the Company’s 401(k) Profit Sharing Plan.

Security Ownership of Certain Beneficial Owners

The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock as of June 1, 2009 by each beneficial owner of more than 5.0% of the Company’s common stock based on currently available Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”) and the Company’s stock transfer records.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Wasatch Advisors, Inc. 150 Social Hall Ave., Ste. 400 Salt Lake City, UT 84111	470,446		6.83%

Financial Stocks Capital Partners III L.P. 507 Carew Tower 441 Vine Street Cincinnati, Ohio 45202	461,718		6.70%

Laurence C. Fentriss 409 Croatan Road Virginia Beach, VA 23451	484,478	(3)	7.02%

(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act and includes shares, where applicable, which an individual has the right to acquire within 60 days through the exercise of stock options.
(2)	Based on 6,886,975 issued and outstanding shares of common stock as of June 1, 2009.
(3)	See footnote 4 to the “Security Ownership of Management” table.

MANAGEMENT INFORMATION

Executive Officers of the Company and the Bank

Edward J. Woodard, Jr., CLBB, 66, has served as President and Chief Executive Officer of Bank of the Commonwealth since 1973 and as Chairman of the Board since 1988. He has served as Chairman of the Board, President and Chief Executive Officer of Commonwealth Bankshares since 1988. Mr. Woodard is also President and director of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage and Commonwealth Financial Advisors, LLC, President of Boush Bank Building Corporation and a general partner in Boush Bank Building Associates. Mr. Woodard has served as a director of the Company since 1988 and as a director of the Bank since 1973. Mr. Woodard also serves as a director of the FHLB of Atlanta.

Cynthia A. Sabol, CPA, 46, assumed the role of Executive Vice President, Chief Financial Officer and Secretary of the Company and Bank in February 2004. Ms. Sabol is also Director, Vice President, Secretary and Treasurer of BOC Title of Hampton Roads, Inc., T/A Executive Title Center, BOC Insurance of Hampton Roads, Inc., and Commonwealth Financial Advisors, LLC and Director, Vice President and Treasurer of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. Prior to joining the Bank, she worked at Hampton Roads Bankshares, Inc., a community bank located in Norfolk, Virginia, as Senior Vice President and Chief Financial Officer for ten years and as an executive with Ernst and Young, a public accounting firm, for nine years. Ms. Sabol is a certified public accountant and received a Bachelor of Science degree from the State University of New York at Albany.

Simon Hounslow, 44, Executive Vice President and Chief Lending Officer has been with the Bank since 1989. In December 2004, he was promoted from Senior Vice President to Executive Vice President and Chief Lending Officer. Mr. Hounslow has over 19 years experience in the banking industry, specializing in commercial, consumer and construction lending.

Stephen G. Fields, 45, joined the Company in December 2003 as Senior Vice President and Commercial Loan Officer. Mr. Fields is also Director, Vice President and Secretary of Community Home Mortgage of Virginia, Inc., T/A Bank of the Commonwealth Mortgage. In December 2004, he was promoted to Executive Vice President and Commercial Loan Officer. Mr. Fields has 14 years experience in the banking industry concentrating in commercial, consumer and construction lending. Prior to joining the Bank, Mr. Fields worked at Bank of Hampton Roads, as Senior Vice President and Commercial Loan Officer for nine years. Mr. Fields also worked for six years as an examiner with the Federal Reserve Bank of Richmond.

BOARD OF DIRECTORS AND COMMITTEE INFORMATION

Meetings and Committees of the Board of Directors

The Company’s Board of Directors has primary responsibility for the determination of corporate policies and the overall financial condition of the Company. The Board appoints a chief executive and other officers who are responsible for conducting business on a day-to-day basis under the Board’s guidance. In turn, the management of the Company provides the Board of Directors with a regular and detailed flow of information relating to the Company’s overall condition and financial performance. The Board has considered the relationships discussed under “Certain Relationships and Related Transactions” below and has determined that all non-employee directors, which comprise the majority of the Company’s Board, satisfy the independence requirements defined under Rule 5605(a)(2) of the Marketplace Rules of the Nasdaq Stock Market, Inc. (“NASDAQ”). To be an independent director under this definition, a director may not be an officer or employee of the Company or have any other relationship with the Company that interferes with the exercise of independent judgment. All members of the Nominating, Audit and Personnel/Compensation Committees are “independent directors,” as defined by Rule 5605(a)(2) of the Marketplace Rules of NASDAQ.

During 2008, the Board of Directors met 12 times for regular monthly meetings and one time for a special meeting. All directors attended at least 75% of the total meetings of the Board of Directors and at least 75% of the various committees on which they are members, except for Mr. Young who attended only 50% of the Audit Committee meetings due to conflicts. The Board does not have a policy regarding attendance by Board members at annual shareholders’ meetings. However, Board members are encouraged to attend such meetings and at the annual meeting held on July 15, 2008, all but two Board members were in attendance.

The Board of Directors has, among others, eight standing committees: Executive Committee, Audit Committee, Personnel/Compensation Committee, Investment Committee, Trust Committee, Nominating Committee, CRA Committee and Branch Committee. At its first meeting after the Annual Meeting of Shareholders, the Board appoints the members of each committee. Committee members serve for one year or until the first meeting of the Board following the next Annual Meeting of Shareholders. More information on the committees of the Board is set forth on page 8.

Shareholder Communications with the Company’s Board of Directors

The Company provides an informal process for shareholders to send communications to the Board of Directors. Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Bank of the Commonwealth, Board of Directors, c/o Corporate Secretary, 403 Boush Street, Norfolk, Virginia 23510. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Nominating Committee and Procedures

The Board of Directors has designated a Nominating Committee, which is responsible for reviewing with the Board the appropriate skills and characteristics required to serve as a director of the Company. The Committee does not have a charter; however, the Board has adopted a Director Nominations Policy, which outlines the process by which the Nominating Committee members identify a candidate for possible inclusion in the Company’s recommended slate of director nominees. All members of the Nominating Committee are “independent directors,” as defined by the NASDAQ listing standards.

The Board and the Nominating Committee believe that a director should be an individual with substantial accomplishments and sound business judgment, who has demonstrated integrity and ethics in his or her personal and professional life. Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting the Company and time available for meetings and consultation on Company matters. The Nominating Committee seeks a diverse group of candidates who posses the background, skills, and expertise to make a significant contribution to the Board, and to the Company and its shareholders. The Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then chosen by the Committee to be recommended for selection by the full Board. The full Board then selects and recommends candidates for nomination as directors for shareholders to consider and vote upon at the annual meeting.

While there are no formal procedures for shareholders to submit director recommendations, the Nominating Committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the Company’s executive offices at 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, and must be received by February 22, 2010 in order to be considered by the Nominating Committee for the annual election of directors in 2010. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the Nominating Committee.

In addition, in accordance with the Company’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if the shareholder gives written notice of his or her intent to make such nomination. In accordance with the Company’s bylaws, a shareholder nomination must include (a) as to each person whom the shareholder proposes to nominate for election, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are beneficially owned by such person, and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the shareholder making the nomination, (i) the name and address, as they appear on the Company’s books, of such shareholder, and (ii) the class and number of shares of the Company’s common stock which are beneficially owned by such shareholder. Nominations must be received at the Company’s executive offices at 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, no later than April 23, 2010 and no earlier than March 24, 2010 for the annual election of directors in 2010.

Personnel/Compensation Committee and Procedures

The Personnel/Compensation Committee’s responsibilities include, among other duties, the responsibility to recommend to the Board of Directors the level of compensation to be paid to the executive officers, with the Board making the final determination. It also administers all incentive and equity compensation plans for the benefit of such officers, directors and employees eligible to participate in such plans. The Board does not have a charter for the Personnel/Compensation Committee. All members of the Personnel/Compensation committee are “independent directors,” as defined by the NASDAQ Stock Market’s listing standards.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2008
Executive (1)	E. Carlton Bowyer, Ph.D. Laurence C. Fentriss Morton Goldmeier Thomas W. Moss, Jr. William D. Payne, M.D. Herbert L. Perlin Richard J. Tavss Raju V. Uppalapati Edward J. Woodard, Jr., CLBB (2) Kenneth J. Young	• Acts on the Board’s behalf between Board meetings • Authorized to exercise all of the Board’s powers except for fundamental responsibilities, such as approval of the Articles of Incorporation or a plan of merger or consolidation • Acts on capital expenditures • Elects officers other than senior officers • Review and consider certain matters and policies for recommendation to the full Board	50

Audit	E. Carlton Bowyer, Ph.D. Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Kenneth J. Young	• Reviews financial reporting policies, procedures, and internal controls of the Company • Appoints independent auditors • Pre-approves audit, audit-related, and non-audit services to be performed by the Company’s independent auditors • Reviews related-party transactions • Reviews the Company’s policies, processes, and procedures regarding compliance with applicable laws’ and regulations and the Statement of Ethics	6

Personnel/ Compensation	E. Carlton Bowyer, Ph.D. Thomas W. Moss, Jr. William D. Payne, M.D. (2) Raju V. Uppalapati Kenneth J. Young	• Recommends the compensation of officers to the Executive Committee and Board • Recommends the granting of stock options and other employee remuneration plans to the full Board	1

Investment	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss Raju V. Uppalapati Edward J. Woodard, Jr., CLBB	• Administers the investment and asset/liability policies of the Company	4

Trust	Laurence C. Fentriss Morton Goldmeier (2) Thomas W. Moss, Jr. Herbert L. Perlin Richard J. Tavss Edward J. Woodard, Jr., CLBB	• Sets overall operational policy • Responsible for matters related to the Bank’s Trust Department exercise of fiduciary powers	4

Nominating	E. Carlton Bowyer, Ph.D. (2) Laurence C. Fentriss William D. Payne, M.D. Richard J. Tavss Raju V. Uppalapati	• Recommends those persons to be designated as Board nominees for election to the Board by the shareholders	1

CRA	Morton Goldmeier Laurence C. Fentriss William D. Payne, M.D. Herbert L. Perlin (2) Richard J. Tavss Edward J. Woodard, Jr., CLBB Kenneth J. Young	• Responsible for appointing the Community Reinvestment Act Officer • Review and verify compliance with the Bank’s Community Reinvestment Act Policy and Program • Defines the Bank’s “Assessment Area”	0

Branch	E. Carlton Bowyer, Ph.D. (2) Thomas W. Moss, Jr. Herbert L. Perlin Edward J. Woodard, Jr., CLBB	• Responsible for oversight and guidance of the Company’s branch development, branch products and branch profitability	2

(1)	Committee consists of three members selected in rotation from the ten directors.
(2)	Committee Chair.

AUDIT COMMITTEE REPORT

The Company’s Board has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee of the Board of Directors is composed of five non-employee directors. The Board has determined that Morton Goldmeier, Chairman of the Audit Committee, is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K and that each member of the Audit Committee is independent within the meaning of Rule 5605(a)(2) of the Marketplace Rules of the NASDAQ and Rule 10A-3 under the Exchange Act. The Audit Committee held six meetings during 2008. The responsibilities of the Audit Committee are set forth in its charter, which is not currently available on the Company’s website. The Company intends to post the charter on its website in the future. The Audit Committee Charter was attached as Appendix A to the Company’s 2007 proxy statement. The Committee reviews and reassesses the charter at least annually.

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from the Company and its management, and received and discussed the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Audit Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, the inclusion of the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

•	Morton Goldmeier, Chairman

•	E. Carlton Bowyer, Ph.D.

•	Thomas W. Moss, Jr.

•	Herbert L. Perlin

•	Kenneth J. Young

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans to Officers and Directors

Certain directors and officers of the Company and the Bank, members of their immediate families, and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. As such, some of these persons engaged in transactions with the Bank in the ordinary course of business during 2008, and will have additional transactions with the Bank in the future. All loans extended and commitments to lend by the Bank to such persons were made in the ordinary course of business upon substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2008, the amount of loans from the Bank to all officers and directors of the Company and the Bank, and entities or persons with which they are associated, was approximately $32.1 million.

Business Relationships and Transactions with Management

In the ordinary course of business, the Company and the Bank engage in certain transactions with their officers and directors in which such officers and directors have a significant interest. All such transactions have been made on substantially the same terms as those prevailing at the time for comparable transactions with unaffiliated parties.

In 1984, the Bank entered into a lease with Boush Bank Building Associates, a Virginia limited partnership (the “Partnership”), to rent the headquarters building (the “Headquarters”) of the Company and the Bank, which is located at the corners of Freemason and Boush Streets, Norfolk, Virginia. The general partner of the Partnership is Boush Bank Building Corporation. The limited partners of the Partnership are Edward J. Woodard, Jr., CLBB, Chairman, President, CEO and director of the Company and the Bank, and the estates of George H. Burton and William P. Kellam, former directors. The lease requires the Bank to pay all taxes, maintenance and insurance. The term of the lease is twenty-three years and eleven months, and began on December 19, 1984. Under the same terms and conditions of the original lease, the Bank will have the option to extend the term for five additional periods of 5 years each. The Bank is currently under the first renewal option. In connection with this property, the lessor has secured financing in the form of a $1.6 million industrial development revenue bond from the Norfolk Redevelopment and Housing Authority payable in annual installments, commencing on January 1, 1987, at amounts equal to 3.0% of the then outstanding principal balance through the twenty-fifth year, when the unpaid balance will become due. Interest on this bond is payable monthly, at 68.6% of the prime rate of SunTrust Bank in Richmond, Virginia. Monthly rent paid by the Bank is equal to interest on the above bond, plus any interest associated with secondary financing provided the lessor by the Bank, which amounted to aggregate rent payments of $77.5 thousand in 2008. The Bank has the right to purchase, at its option, an undivided interest in the property at undepreciated original cost, and has been obligated to purchase in each January after December 31, 1986, an undivided interest in an amount equal to 90.0% of the legal amount allowed by banking regulations for investments in fixed properties, unless the Bank’s return on average assets is less than seven-tenths of one percent. Under this provision, the Bank has purchased 54.4% of this property for a total of $999.6 thousand. No purchases have been made after 1988. In the opinion of management of the Company, the terms of the lease are no less favorable than could be obtained from a non-related party in an arms-length transaction. Prior to executing the lease and before the holding company reorganization, the shareholders of the Bank owning a majority of Bank common stock consented to the foregoing lease.

In 1998, the Bank entered into a lease with respect to its branch at 1217 Cedar Road, Chesapeake, Virginia with Morton Realty Associates, a Virginia general partnership, and Richard J. Tavss and several other parties who share ownership and responsibility as landlord under the lease. Morton Goldmeier is a partner in Morton Realty Associates, one of the landlords under the lease, and is also a member of the Board of Directors of the Bank and the Company. Richard J. Tavss, also one of the landlords under the lease, is also a member of the Board of Directors of the Bank and the Company. Annual lease payments under the lease currently are $118.0 thousand. The original lease term ends July 31, 2010. The Board of Directors of the Company received two independent appraisals with respect to this property prior to entering into this lease. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2006, the Bank entered into a lease with respect to its branch at 8468 Caratoke Highway, Powells Point, North Carolina with RAVA Developments, LLC, a North Carolina limited liability company. RAVA Group, LLC, a North Carolina limited liability company, is the managing member of RAVA Developments, LLC. Raju V. Uppalapati is the Chairman and CEO of RAVA Group, LLC and is also a member of the Board of Directors of the Bank and the Company. In 2007, the property was sold to Powells Point, LLC, a North Carolina limited liability company and the related lease was assigned. T. Brandon Woodard, JD, AMB is the sole member in Powells Point, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. Annual lease payments under the lease currently are $102.9 thousand. The lease has an initial term of 15 years and runs through June 30, 2022. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In January 2007, the Bank entered into a lease with respect to its branch at 26006 NC Highway 12, St. Waves Plaza Unit 1, Waves, North Carolina with Noraj & Associates, Inc., a North Carolina corporation. Raju V. Uppalapati is the owner of Noraj & Associates, Inc. and is also a member of the Board of Directors of the Bank and the Company. Annual lease payments under the lease currently are $47.5 thousand. The lease has an initial term of 10 years and runs through April 30, 2017. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In February 2007, the Bank entered into a lease with respect to its branch at 562 Caratoke Highway, Moyock, North Carolina with R&E Capital Investments, LLC, a North Carolina corporation. Raju V. Uppalapati is the managing member of R&E Capital Investments, LLC and is also a member of the Board of Directors of the Bank and the Company. In late 2007, the property was sold to Moyock One, LLC, a North Carolina limited liability company and the related lease was assigned. T. Brandon Woodard, JD, AMB is a member with a 50% ownership in Moyock One, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. RAVA Properties, LLC, a North Carolina limited liability company, is a member with a 50% ownership in Moyock One, LLC. Raju V. Uppalapati is the sole member of RAVA Properties, LLC. Annual lease payments under the lease currently are $46.4 thousand. The lease has an initial term of 10 years and runs through May 31, 2017. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2007, the Bank entered into a lease with respect to its North Carolina branch headquarters, which will house offices for each of the Company’s subsidiaries, Bank of the Commonwealth Mortgage, Executive Title Center and Commonwealth Financial Advisors, LLC, at 3732 North Croatan Highway, Kitty Hawk, North Carolina with R&E Capital Investments, LLC, a North Carolina corporation. Raju V. Uppalapati is the managing member of R&E Capital Investments, LLC and is also a member of the Board of Directors of the Bank and the Company. In conjunction with the construction of this branch, BD&A Realty & Construction, Inc., a North Carolina corporation, is acting as the general contractor and will receive a fee of 10% of the total build out cost for performing this service. In 2008, the property was sold to Commonwealth Property Associates, LLC, a Virginia limited liability company and the related lease was assigned. Membership in Commonwealth Property Associates, LLC is comprised as follows: Bank of the Commonwealth (61.0%); RAVA Properties, LLC (20.0%), of which Raju V. Uppalapati is the sole member; Bobbie Joe Schooler (4.0%) and Besianne Tavss Maiden (4.0%), daughters of Richard J. Tavss, who is a member of the Board of Directors of the Bank and the Company; T. Brandon Woodard, JD, AMB (1.0%), son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company; Jennifer Young (2.67%), Michael Young (2.67%) and Benjamin Young (2.66%), children of Kenneth J. Young, who is a member of the Board of Directors of the Bank and the Company; Madison S. Fields (0.50%) and Reagan S. Fields (0.50%), daughters of Stephen G. Fields, who is an Executive Vice President and Commercial Loan Officer of the Bank; and Simon Hounslow (1.00%), who is the Executive Vice President and Chief Lending Officer of the Bank. Annual lease payments under the lease currently are $223.3 thousand. The lease has an initial term of 15 years and runs through May 31, 2023. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction. Commonwealth Property Associates, LLC entered into a sublease with BD&A Realty & Construction, Inc. to sublease approximately 2,700 square feet of the building. Raju V. Uppalapati is a partner in BD&A Realty & Construction, Inc. Annual rental income under the sublease currently is $48.6 thousand. The sublease has an initial term of 3 years and runs through May 31, 2011. Under the terms of the sublease, the tenant will have the option to extend the term for two additional periods of 5 years each. The Board and management believe the terms of this sublease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

In 2007, the Bank signed a letter of intent and proposal to lease its branch at 221 Western Avenue, Suffolk, Virginia with Glenn Development, Inc., a Virginia corporation. In January 2008, Glenn Development, Inc. assigned the right to purchase and lease the property to Suffolk One, LLC, a Virginia limited liability company. T. Brandon Woodard, JD, AMB is the sole member in Suffolk One, LLC and is the son of Edward J. Woodard, Jr., CLBB, who is the Chairman, President, CEO and a director of the Bank and the Company. Annual lease payments under the lease currently are $44.4 thousand. The lease has an initial term of 10 years and runs through March 31, 2018. The Board and management believe the terms of this lease are no less favorable than could be obtained from a non-related party in an arms-length transaction.

The Bank has also from time to time retained the Norfolk, Virginia law firm of Tavss Fletcher, of which Richard J. Tavss, a director of the Company and the Bank, is senior counsel, to perform certain legal services for the Company and the Bank. Since January 1, 2008, the Company has paid $68.4 thousand to Tavss Fletcher.

The Company does not have a formal written policy regarding the review of potential conflicts of interest between the Company and the Company’s directors, executive officers and their associates. However, the Board of Directors of the Company is responsible for reviewing and approving, ratifying or disapproving any non-banking transactions with the Company in which directors, executive officers or their associates may participate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section l6(a) of the Exchange Act requires directors, executive officers and persons who beneficially own more than 10.0% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16 forms they file.

Based solely on a review of the copies of such forms furnished to the Company, or written representations that no other reports were required, the Company believes that all Section 16 filing requirements applicable to its directors, officers and greater than 10.0% beneficial owners were complied with in 2008.

CODE OF ETHICS

We have adopted a Code of Ethics and Personal Conduct that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will either post this Code on our Internet website at www.bankofthecommonwealth.com or, if not so posted, provide a copy of the Code to any person without charge upon written request to Cynthia A. Sabol, Executive Vice President and Chief Financial Officer, Commonwealth Bankshares, Inc., 403 Boush Street, Norfolk, VA 23510. We intend to provide any required disclosure of any amendment to or waiver from the Code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on www.bankofthecommonwealth.com promptly following the amendment or waiver. We may elect to disclose any such amendment or waiver in a report on Form 8-K filed with the SEC either in addition to or in lieu of the website disclosure. The information contained on or connected to our Internet website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Personnel/Compensation Committee (the “Committee”) assists the Board of Directors in administering the policies governing the annual compensation paid to executive officers. The goal of the Committee is to motivate executives to achieve a range of performance consistent with the Company’s strategic and business plans approved by the Board of Directors while insuring that the financial costs of current or proposed compensation and benefit programs are reasonable and consistent with industry standards and shareholder interests. The Committee is comprised of five non-employee directors, William D. Payne, M.D., Chairman, E. Carlton Bowyer, Ph.D., Thomas W. Moss, Jr., Kenneth J. Young and Raju V. Uppalapati, each of whom is independent under the NASDAQ listing standards.

Compensation Philosophy

The Company’s executive compensation programs are designed to attract, motivate and retain executive talent with the skills, experience, motivation and commitment needed to optimize long-term shareholder value in a competitive environment. The executive compensation programs adopted by the Committee reflect the Committee’s belief that employee performance and achievement will result in long-term economic benefits to the Company, and that they will support the goal of increasing long-term shareholder value by achieving specific financial and strategic objectives.

The Company’s executive compensation programs are designed to:

•	provide levels of base compensation that are competitive geographically and with comparable companies;

•

provide annual incentive compensation that varies in a consistent manner with the achievement of individual performance objectives and financial results of the Company without unreasonable risk-taking; and

•	provide long-term incentive compensation that focuses executive efforts on building long-term shareholder value through meeting longer-term financial and strategic goals.

Compensation Program Components and Process

Elements of compensation for our executives include: salary, bonus, equity incentive awards, health, disability and life insurance, deferred supplemental compensation and perquisites. In designing and administering the Company’s executive compensation programs, the Committee attempts to strike an appropriate balance among these various elements, each of which is discussed in detail below. The Committee believes that executive compensation should be closely tied to financial and operational performance of the Company, as well as to the individual performance and responsibility level of the executives. The Committee also believes that executive compensation should contain an equity based component in order to more closely align executive interests with those of shareholders.

Executive compensation is set at the regularly scheduled fall meeting of the Committee. The Chief Executive Officer does not make recommendations regarding or participate in the review of his compensation. With respect to the Company’s other executive officers, the Committee considers salary and incentive recommendations prepared by the Chief Executive Officer to establish compensation. Following extensive review and approval by the Committee, all issues pertaining to executive compensation are submitted to the full Board of Directors for its approval.

The Committee primarily utilizes publicly available professional compensation surveys and labor market studies, including the Virginia Bankers Association’s Annual Executive Compensation and Benefits Survey, to make informed decisions regarding pay and benefit practices. Surveys prepared by management are also used to periodically ensure that the Company is maintaining its labor market competitiveness. The Company also reviews the executives’ salaries and benefits with those of executives in comparable positions within businesses of a similar size in the Company’s marketplace. While the Company does not set compensation at set percentage levels compared to the market, the Committee does seek to provide salary, incentive compensation opportunity and employee benefits that fall within the average practice of the Company’s competitors and the labor markets in which it participates, with the potential for higher than average compensation when the Company or the executive exceeds their performance goals.

Base Salary

Using the data obtained in the salary surveys, base pay for the Company’s executives is established based on the scope of their responsibilities, performance and the applicable competitive market compensation paid by other companies for similar positions. The subjective decisions regarding the amount and mix of compensation elements are primarily based upon an assessment of each executive’s leadership, performance and potential to enhance long-term shareholder value. Key factors include: the executive’s contribution to the Company’s financial results, and the executive’s effectiveness in leading initiatives to increase long-term shareholder value, productivity and revenue growth. The Committee decided that each of the named executive officers (“NEO’s”) warranted a salary increase for 2008.

Performance Bonus

The Company maintains a management incentive cash bonus program to reward superior performance for the year. Executive bonuses are paid based on an evaluation of each executive’s current year performance, taking into consideration the Committee’s assessment of the overall financial, market and competitive performance of the Company and, for the commercial loan officers, their loan productivity and profitability levels. Cash bonuses are typically paid at the end of the fiscal year based on performance through the end of October of said year.

In establishing the Chief Executive Officer and Chief Financial Officer bonuses, in addition to the above, the Committee considers the level of and/or increases in return on average assets and return on average equity without encouraging short-term profitability through unreasonable risk-taking or a deterioration of long-term asset quality; consideration of individual as well as combined measures of progress of the Company including the quality of the loan and investment portfolio, desirable changes in capital ratios, the overall growth of the Company, the improvement of market share, the improvement in book value per share, the improvement in earnings per share, the level of non-performing loans, other real estate owned and other objectives as may be established by the Board of Directors; the SCC and Federal Reserves’ CAMELS ratings; and the compensation and benefit levels of comparable positions at peer institutions within the financial services industry operating in Virginia. There is no minimum or maximum bonus opportunity for the Chief Executive Officer and the Chief Financial Officer. The Committee determines the amount of the cash bonus based on its evaluation of all of these factors with no minimum target or maximum award in mind.

The executive commercial loan officers’ annual bonuses are set as a percentage of base salary and are tied to the achievement of several targets. The maximum potential bonus an executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year subject to increase or decrease based on satisfaction of the factors below. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary beginning at 1%. In order to achieve the maximum bonus payout several factors will be considered: the Company must achieve certain profitability and performance levels which are set at the beginning of each year by the Committee; the credit quality of the commercial loan officer’s individual portfolio must be acceptable in the opinion of and based solely on the judgment of the President and Chief Executive Officer, the Chief Lending Officer and the Committee; and management of the commercial loan officer’s loan portfolio regarding quality of loan write-ups, monitoring collateral and financial statement exceptions, monitoring past due loans and monitoring maturity issues, must be up to established Company standards and deemed acceptable by the President and Chief Executive Officer, Chief Lending Officer and the Committee. If the above goals are not met or performance is not in line with established Company standards, the bonus level, if any, awarded to the executive commercial loan officer is at the sole discretion of the Committee. Because the performance goals for 2008 were not met, no bonus awards were paid under the management incentive cash bonus program for 2008.

Equity Incentive Awards

The Company utilizes long-term equity incentive awards to promote the success of the Company and enhance its value by providing motivation for outstanding performance and employment longevity through linking the long-term personal interest of participants to those of the Company’s shareholders. The 2005 Stock Incentive Plan was approved by the shareholders at the Annual Meeting of Shareholders held on June 28, 2005 and provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company.

For the past several years, the Company has granted stock options as its only form of equity compensation. The Committee annually submits a recommendation in November to the Company’s Board of Directors regarding whether awards should be made for the fiscal year, and if so, the amount of award to be made to each participant. The total value of the awards and their effect on shareholder dilution is considered in determining the total amount of awards to be made for each fiscal year. Annual awards are generally made to individuals at the end of each fiscal year. These grants are made by the Board, based on recommendations submitted to the Committee by the Company’s Chief Executive Officer, except for his award which is determined by the Committee, based on the executive’s contribution to the success of the Company, taking into consideration competitive grant levels and total options granted as a percentage of shares outstanding. Each grant is designed to align the long-term interests of the executive with those of the shareholders.

All awards of stock options under the aforementioned program are made at or above the market price at the time of the award. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate. All stock options granted have a ten year life and are fully vested and exercisable at the date of grant. In an effort to minimize compensation expense given the tough economic times and the financial results of the Company, the Committee thought it was appropriate not to grant stock options in 2008.

The Committee also considers the accounting implications of SFAS No. 123(R) in its determination of the type and appropriate levels of long-term compensation. In 2007, the Committee gave serious consideration to the prospect of granting restricted stock awards as opposed to stock option grants, and determined that the subjective benefits and costs associated with stock option grants were more appropriate for the Company at this time. The Committee intends to continue to consider the benefits of alternative approaches to long-term compensation in order to select the method that will allow the Company to attract and retain highly skilled employees, and reward them for their continued employment with the Company and their hard work and commitment to the long-term success of the Company.

Deferred Supplemental Compensation

The Bank has entered into a deferred supplemental compensation agreement with each of the NEO’s of the Company to help retain the services of these key executives. Mr. Woodard entered into an amended and restated deferred supplemental compensation agreement, dated May 18, 2004, with the Bank. Under the supplemental agreement, upon the later of Mr. Woodard’s attaining the age of 65 or his termination with the Company for any reason whatsoever (or, if earlier, his death), Mr. Woodard or his beneficiary shall be entitled to payment from the Bank of: (i) $250,000 in 120 equal consecutive monthly installments of $2,083.33 each, (ii) $720,000 in 180 equal consecutive monthly installments of $4,000 each, and (iii) $540,000 in 180 equal consecutive monthly installments of $3,000 each, all three such payments being payable on the first day of each such month. Under the supplemental agreement, Mr. Woodard is obligated to make himself available to the Company after his retirement, so long as he receives payments under the supplemental agreement, for occasional consultation which the Company may reasonably request. Any amounts unpaid under the supplemental agreement may be forfeited, after notice to Mr. Woodard, in the event that the Board of Directors of Company determines in good faith that Mr. Woodard is performing services of any kind for a firm or other entity competitive with the business of the Company during the period that he is receiving payments under the supplemental agreement.

The Company has also entered into amended deferred supplemental compensation agreements with Ms. Sabol, Mr. Hounslow and Mr. Fields. The terms and conditions of these amended agreements are virtually the same as those of Mr. Woodard’s deferred supplemental compensation agreement described above except for the amount of payment to which they are entitled. Under the supplemental agreement, Ms. Sabol is entitled to payment from the Bank of $1,500,000 in 180 equal consecutive monthly installments of $8,333.33 each. Mr. Hounslow and Mr. Fields are both entitled to $750,000 in 180 equal consecutive monthly installments of $4,166.67 each.

Supplemental Life Insurance

In addition to all payments described above, pursuant to an additional term life insurance policy, upon Mr. Woodard’s death, the Company shall pay to his beneficiary a lump sum payment of $250,000, payable on the first day of the second calendar month immediately following the date of death.

Supplemental Executive Retirement Plan

Effective February 1, 2002, the Company’s Board of Directors approved the Bank of the Commonwealth Supplemental Executive Retirement Plan, which is an executive deferred compensation plan in order to provide a select group of management and highly compensated executives the opportunity to elect to defer part or all of the compensation (including bonuses) payable to such executives during any plan year. Under this plan, a participant may designate a fixed dollar amount or a percentage to be deducted from his or her salary and/or bonus and then indicate how the deferred amount is to be invested between a fund that tracks the value of the Company’s stock and a simple interest bearing fund. The amount of deferred compensation in an executive’s account is held in a rabbi trust, but such amounts continue to be subject to the claims of the Bank’s general creditors until such time as they are distributed to the executive. Distributions are generally available at retirement age, death, or on account of disability. In addition, an executive who separates from service for a reason other than retirement, death, or disability, is entitled to receive distribution when he or she reaches age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits will be payable pursuant to the plan terms regarding such distributions). Distributions may be made in certain situations following a change in control. Distributions are generally made in the form of installment payments, although a distribution in a lump sum is available in limited situations. As of December 31, 2008, no executives are participating in this plan.

Perquisites and Other Employee Benefits

The Company provides the NEO’s with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Company provides these perquisites as part of providing a competitive executive compensation program and for employee retention. The Committee periodically reviews the level of perquisites and other personal benefits provided to the executive officers.

The Company’s executive officers receive the fringe benefits normally provided by the Company to all other employees, including life, medical and disability insurance, participation in its 401(k) plan, paid time off and other Company-wide benefits which may be in effect from time to time. In addition to these standard employee benefits, the executive officers are provided with the use of Company automobiles, enhanced key-man long-term disability insurance and several NEO’s are provided Company-paid memberships to a country club for customer entertaining.

Employment Contracts

The Company has entered into employment contracts that include “change in control” provisions with certain key executives, including the NEO’s. The employment contracts are designed to promote stability and continuity of senior management. Information regarding applicable payments under such contracts for the NEO’s is provided on pages 21 and 22 under the sections “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.”

Tax and Accounting Implications

In designing its executive compensation programs, the Company takes into consideration the accounting and tax effect that each element will or may have on the Company and the executive officers as a group.

Beginning on January 1, 2006, the Company began accounting for stock-based payments including stock options, restricted stock or other equity awards in accordance with the requirements of SFAS No. 123(R). In determining to grant only stock options instead of restricted stock or other forms of equity compensation, the Company considered the accounting impact and tax benefits, and has tried to minimize the overall equity compensation cost.

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which places a limitation on tax deductions of any publicly held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance based. The Company believes that compensation paid under the management incentive plans are fully deductible for federal income tax purposes.

Mr. Woodard’s and Ms. Sabol’s employment contracts provide for a gross–up payment in the event any payment or distribution by the Company to or for the benefit of either executive, under a change in control, would be subject to the excise tax imposed by Section 4999 of the Code, to cover the excise tax imposed on the payments. If the severance exceeds certain limits as outlined under the Code, the Company may lose part of the deductibility of the severance for income tax purposes.

Generally, the Committee desires to maintain the tax deductibility of the compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company’s executive compensation programs. The Committee considers ways to maximize the deductibility of executive compensation, but intends to retain the discretion it deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

Compensation Committee Report

The Personnel/Compensation Committee of the Board of Directors has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based on this review and discussion, the Personnel/Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2009 proxy statement, as filed with the SEC.

The Personnel/Compensation Committee

William D. Payne, M.D., Chairman

E. Carlton Bowyer, Ph.D.

Thomas W. Moss, Jr.

Raju V. Uppalapati

Kenneth J. Young

Summary Executive Compensation

The following table sets forth information for the years ended December 31, 2008, 2007 and 2006 regarding the compensation paid or accrued by the Company and its subsidiary for the Company’s NEO’s.

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary (1)	Bonus (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total ($)

Edward J. Woodard, Jr., CLBB Chairman of the Board President and Chief Executive Officer	2008	$575,250	$—	$—	$—	$117,594	$6,339	$699,183
	2007	$475,500	$300,000	$1,890	$—	$160,526	$22,125	$960,041
	2006	$385,300	$225,000	$7,632	$—	$160,526	$21,303	$799,761

Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer	2008	$212,000	$—	$—	$—	$27,354	$5,425	$244,779
	2007	$200,000	$115,000	$1,890	$—	$27,353	$15,786	$360,029
	2006	$170,000	$100,000	$7,632	$—	$27,353	$15,091	$320,076

Simon Hounslow, Executive Vice President and Chief Lending Officer	2008	$173,745	$—	$—	$—	$14,325	$4,444	$192,514
	2007	$165,000	$—	$1,890	$82,500	$14,326	$14,848	$278,564
	2006	$150,000	$—	$7,632	$75,000	$14,326	$14,109	$261,067

Stephen G. Fields, Executive Vice President and Commercial Loan Officer	2008	$160,000	$—	$—	$—	$16,070	$3,618	$179,688
	2007	$152,000	$—	$1,260	$76,000	$16,070	$15,092	$260,422
	2006	$140,000	$—	$3,180	$65,000	$16,070	$14,074	$238,324

(1)	Includes fees paid to Mr. Woodard as a director of the Company in the amount of $75,250 for 2008, $75,500 for 2007 and $55,300 for 2006.
(2)	Awards under the Company’s management incentive cash bonus program are reported under the Bonus column for Mr. Woodard and Ms. Sabol as they are not considered incentive plan compensation. The annual cash bonus awards for Messrs. Hounslow and Fields are reported under the Non-Equity Incentive Plan Compensation column.
(3)	Represents the amount of expense recognized in each of 2008, 2007 and 2006 with respect to option awards for financial reporting purposes. Refer to Note 1 and Note 19 in the Consolidated Financial Statements attached as Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended December 31, 2008 for the relevant assumptions used to determine the valuation of the option awards.
(4)	Reflects the increase in the NEO’s accumulated benefits under his or her deferred supplemental compensation agreement.
(5)	For 2008, includes 401(k) matching contribution for each of the NEO’s, and life insurance premium paid for the benefit of Mr. Woodard’s beneficiary. None of the NEO’s received perquisites exceeding $10,000 in the aggregate for 2008.

Grants of Plan-Based Awards

The following table summarizes certain information with respect to plan-based awards granted to the NEO’s during or for the year ended December 31, 2008 under the Company’s management incentive cash bonus program, and reflects the amounts that could have been earned under each such award.

Grants of Plan-Based Awards for 2008

	Estimated Possible Payments Under Non-Equity Incentive Plan (1)
Name	Threshold ($)	Target ($)	Maximum ($)
Edward J. Woodard, Jr., CLBB	—	—	—

Cynthia A. Sabol, CPA	—	—	—

Simon Hounslow	$1,737	—	$86,873

Stephen G. Fields	$1,600	—	$80,000

(1)	The maximum potential bonus under the Company’s management incentive cash bonus program an executive commercial loan officer may be awarded is 50% of his base salary. The payout percentage is based on the officer’s average outstanding loan volume under management at the end of October of each year subject to increase or decrease based on satisfaction of certain factors. For every $2 million increase in average loan volume above the base volume of $10 million, the bonus will increase by 1% of the officer’s base salary beginning at 1.0%. Because the performance criteria was not met for 2008, no cash bonuses were awarded for 2008.

Outstanding Equity Awards

The table below sets forth information regarding the outstanding equity awards as of December 31, 2008 for each NEO. The Company has not granted any restricted stock.

Outstanding Equity Awards at 2008 Fiscal Year-End

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Option Exercise Price ($)	Option Expiration Date
Edward J. Woodard, Jr., CLBB	6,050	(2)	$7.686	12/31/09
	6,050	(2)	5.893	10/01/11
	5,324	(2)	15.950	12/30/13
	5,445	(2)	15.512	12/14/14
	36,300	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16
	3,630	(2)	15.512	12/14/14
	3,630	(2)	19.314	09/26/15
	3,630	(3)	21.694	11/15/15
	1,500	(3)	16.980	12/11/17

Cynthia A. Sabol, CPA	7,260	(2)	$15.512	12/14/14
	36,300	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16
	1,500	(3)	16.980	12/11/17

Simon Hounslow	3,025	(2)	$7.686	12/31/09
	3,025	(2)	5.893	10/01/11
	4,840	(2)	15.950	12/30/13
	6,050	(2)	15.512	12/14/14
	30,250	(3)	19.008	09/26/15
	1,320	(3)	24.873	12/06/16
	1,500	(3)	16.980	12/11/17

Stephen G. Fields	6,050	(2)	$15.512	12/14/14
	30,250	(3)	19.008	09/26/15
	550	(3)	24.873	12/06/16
	1,000	(3)	16.980	12/11/17

(1)	All options are immediately vested on the date of the grant.
(2)	Stock Options issued under the Company’s 1999 Stock Incentive Plan.
(3)	Stock Options issued under the Company’s 2005 Stock Incentive Plan.

Option Exercises and Stock Vested

The following table shows the options that were exercised by the NEO’s during the last fiscal year. The Company has not granted any restricted stock.

Option Exercises and Stock Vested for 2008

Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Edward J. Woodard, Jr., CLBB	4,537	$(3,317	) (1)

Cynthia A. Sabol, CPA	—	—

Simon Housnlow	—	—

Stephen G. Fields	—	—

(1)	The value is equal to (i) the difference between $7.55, the closing price of the Company’s common stock on December 11, 2008, the day that the option was exercised, and $8.281, the exercise price, multiplied by (ii) 4,537 options.

Deferred Supplemental Compensation

This table shows the accumulated benefit as of December 31, 2008 for each NEO under his or her deferred supplemental compensation agreement in effect at such time.

Pension Benefits (1)

Name	Plan Name (2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Edward J. Woodard, Jr., CLBB	Amended and Restated Deferred Supplemental Compensation Agreement	$1,011,301	$—

Cynthia A. Sabol, CPA	Amended and Restated Deferred Supplemental Compensation Agreement	$123,092	$—

Simon Hounslow	Amended and Restated Deferred Supplemental Compensation Agreement	$87,422	$—

Stephen G. Fields	Amended and Restated Deferred Supplemental Compensation Agreement	$72,316	$—

(1)	The number of years of credited service are not relevant to the deferred supplemental compensation agreements, so the Number of Years of Credited Service column has been omitted.
(2)	The NEO’s are fully vested under the deferred supplemental compensation agreements.

Employment Agreements

The Company has entered into employment contracts with Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, dated November 21, 2006 and Cynthia A. Sabol, CPA, Executive Vice President and Chief Financial Officer, dated November 21, 2006. The agreements provide for Mr. Woodard’s and Ms. Sabol’s (each a “Senior Executive”) employment until the earlier of December 31, 2009, the Senior Executive’s death or disability; provided, however, the employment contracts allow for termination of employment by either the Company, or by the Senior Executive in the event of a “change in control” of the Company or the Bank, or by the Senior Executive for “Good Reason.” The Senior Executive’s employment contract will be renewed automatically provided that on December 31, 2008 and on each December 31st thereafter the agreement was and will be automatically extended for an additional calendar year so as to terminate two years from such renewal date, unless either party elects not to renew the agreements. The contracts were amended as of December 31, 2008, in order to comply with applicable provisions of Section 409A of the Code. Changes were made within the existing agreements to address time and form of payment requirements, but did not change the effective date or any substantive terms of the contract. As amended, these contracts provide that if the Senior Executive is considered a Key Employee under the definition of the Code, on the date of termination and employment is terminated for reasons other than death, no payment due under the contract shall commence until the first day of the seventh month following the date the Senior Executive’s employment terminates. The first payment shall include the six months of payments that the Senior Executive would have otherwise received.

Under each employment contract, in the case of termination as a consequence of disability, the Company will continue to pay the Senior Executive his or her base salary and health and medical insurance for six months.

In the case of a termination by the Company prior to a “change of control,” but without “cause,” the Senior Executive will be entitled to receive two times his or her annual base salary in effect on the date of termination, payable in 24 equal monthly installments. In addition, the Senior Executive would be eligible to continue to receive medical and other insurance benefits for a period of two years. In the event of a termination of employment by the Senior Executive for “good reason,” the Senior Executive will be entitled to receive 36 equal monthly payments, which, in total, equal his or her annual base salary in effect on the date of termination. In addition, the Senior Executive would be eligible to continue to receive medical and other insurance benefits for a period of three years.

In the event of a termination of employment by the Company subsequent to a “change in control,” but not for “cause,” or by the Senior Executive within twelve months following a change in control, the Senior Executive would be entitled to receive in a lump sum payment, for a salary continuance benefit in an amount equal to 2.99 times the Senior Executive’s base salary in effect at the date of termination, plus the highest annual bonus paid or payable for the two most recently completed years. In addition, the Senior Executive would be eligible to continue to receive all health and dental plans, disability, life insurance plans and all other welfare benefit plans for a period of three years. The severance payment could be increased (gross up payment) if it is determined that the severance payment together with any other payments or benefits would be subject to the excise tax imposed under the Code.

Under the agreements, a “change in control” will be deemed to have occurred upon one or more of the following occurring:

•	The acquisition by any person of beneficial ownership of 25.0% or more of the then outstanding shares of the common stock of the Company;

•	A change in the majority of the members of the Board of Directors of either the Company or the Bank;

•	Approval by the shareholders of the Company of a reorganization, merger, share exchange or consolidation; or

•	Complete liquidation or dissolution of the Company or the Bank, or of the sale or other disposition of all or substantially all of the assets of the Company.

The term “for cause” includes a termination of the Senior Executive for his or her failure to perform the required services, gross or willful neglect of duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as: the assignment of duties to the Senior Executive by the Company which result in the Senior Executive having significantly less authority or responsibility than he or she had on the date of hire, without his or her express written consent; a reduction by the Company of the Senior Executive’s base salary; the requirement that the Senior Executive’s principal office location be moved or relocated to a location that is more than 35 miles from the current principal office location; or the Company’s failure to comply with any material terms of the agreement.

In addition to Mr. Woodard’s and Ms. Sabol’s employment contracts, the Company has entered into similar employment contracts with Simon Hounslow and Stephen G. Fields each dated May 18, 2004, and amended as of December 31, 2008, in order to comply with applicable provisions of Section 409A of the Code. The agreements provide for Mr. Hounslow’s, and Mr. Fields’ (each an “Executive”) employment to extend for a period of one year and to be renewed automatically each year unless either party elects not to renew the agreement, their death or disability. Additionally, the employment contracts allow for termination of employment by either the Company, or the Executive in the event of a “change of control” of the Company or the Bank, or by the Executive for “good reason.”

Under the employment contracts, in the case of a termination by the Company prior to a “change of control,” but not “for good cause,” Mr. Hounslow and Mr. Fields will each be entitled to receive 12 equal monthly payments, which in total, equal his annual base salary. In the event of a termination of the employment contract by the Executive for “good reason,” by the Company subsequent to a “change of control,” but not “for good cause,” the Executive will be entitled to receive 60 equal monthly payments, which in total, equal the present value of one times the Executive’s base salary minus $1.00 at the time of termination. In addition, the Executive would be eligible to continue to participate in the Company’s medical and other insurance benefit programs for a period of up to six months.

Under the agreements, a “change in control” will be deemed to have occurred upon one or more of the following occurring:

•	Any third party acquiring, or entering into a definitive agreement to acquire, more than 25.0% of the stock of either the Company or the Bank;

•	A change in the majority of the members of the Board of Directors of either the Company or the Bank during any one year period; or

•	The Company ceasing to be the owner of all of the Bank’s common stock, except for any directors’ qualifying shares.

The term “for good cause”, includes a termination of the Executive for his failure to perform the required services, gross or willful neglect of his duty or a legal or intentional act demonstrating bad faith. The term “good reason” is defined as any assignment to the Executive of duties or responsibilities inconsistent with those in effect on the date of the agreement, the location of the Executive office and/or workplace for employer is moved or relocated to a site 25 miles or more from the location as of the date of this agreement, or a change in control of either the Company or the Bank.

Potential Payments Upon Termination or Change in Control

The table below shows the present value of estimated Company payments pursuant to the employment contracts outlined above, upon a termination of employment, including the Company gross-up payments for the excise tax on parachute payments upon a change in control, for each of the NEO’s. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the Senior Executives and Executives. All termination events are assumed to occur at December 31, 2008. For the below calculations it is assumed the Senior Executives and Executives elected to receive a lump sum payment if the choice is given under the provisions of the agreements. Company payments to a terminated Senior Executive or Executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. There are no potential payments due to the NEO’s pursuant to the employment contracts under a termination of employment by the executives without good reason, termination of employment by Company with cause or upon death. No accelerated vesting of equity awards is reflected in the table below because all equity awards are vested at the date of grant.

Potential Payments Upon Termination or Change in Control Table

	Woodard	Sabol	Hounslow	Fields
Termination of Employment by Executive with Good Reason
Employment agreement:
Salary	$1,444,991	$612,676	$160,165	$147,494
Welfare benefits	22,472	37,999	4,495	6,235

Termination of Employment by Company without Cause
Employment agreement:
Salary	977,025	414,259	171,529	157,960
Welfare benefits	15,224	25,742	4,495	6,235

Disability
Employment agreement:
Salary	245,976	104,294	85,474	78,712
Welfare benefits	3,252	3,894	2,625	4,232

Change in Control
Employment agreement:
Salary	2,353,501	977,730	160,165	147,494
Welfare benefits	22,472	37,999	4,495	6,235
Excise Tax Gross-up	1,022,436	408,197	—	—

Director Compensation

The following table sets forth a summary of the compensation paid to non-employee directors in 2008:

Director Compensation for 2008

Name (1)	Fees Earned or Paid in Cash ($) (2)	Total ($)
E. Carlton Bowyer, Ph.D.	$50,500	$50,500

Laurence C. Fentriss	43,000	43,000

Morton Goldmeier	51,000	51,000

Thomas W. Moss, Jr.	53,500	53,500

William D. Payne, M.D.	46,750	46,750

Herbert L. Perlin	46,500	46,500

Richard J. Tavss	51,250	51,250

Raju V. Uppalapati	48,350	48,350

Kenneth J. Young	43,250	43,250

(1)	Director fees paid to Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer are presented under the Salary column in the Summary Compensation Table on page 17.
(2)	Includes any fees deferred by the director.

During 2008, each director of the Company was paid $2,000 for attendance at each Board meeting and $500 for attendance at each meeting of a committee of the Board of which he was a member except for the Executive Committee meetings for which the directors were paid $750 per meeting. Additionally, each director of the Company was paid a quarterly retainer of $3,000. The Company has a Director’s Deferred Compensation Plan, which allows directors to defer recognition of income on all or any portion of the directors’ fees they earn. During 2008, a total of $125.5 thousand was deferred by directors under this plan. The terms and conditions of the plan are very similar to the terms and conditions of the Bank’s Supplemental Executive Retirement Plan described under the “Stock Option and Employee Benefit Plans” section below.

Stock Option and Employee Benefit Plans

1990 Stock Option Plan. On February 20, 1990, the Company’s Board of Directors approved a non-qualified stock option plan for the issuance of 25,000 shares of Company common stock to eligible officers and key employees of the Company and the Bank at prices not less than the market value of the Company’s common stock on the date of grant. On April 29, 1997, the shareholders approved an amendment to this plan to increase the number of shares available for issuance under the plan to 45,000 shares. This plan expired on February 20, 2000. All options governed under this plan have been exercised or expired as of December 31, 2008.

401(k) Profit Sharing Plan. In 1993, the Bank adopted a 401(k) profit sharing plan qualified under Section 401(k) of the Code to replace its former profit sharing plan. Employees who have attained the age of 20 years and six months and completed three months of service with the Bank are eligible to participate in the 401(k) plan. Eligible employees who elect to participate may defer up to the maximum allowable as prescribed by law. The Bank may make a matching contribution, the amount of which, if any, will be determined by the Bank each year. The Bank contributed a matching contribution of $120.8 thousand to the 401(k) plan during 2008. The Bank may also make a discretionary profit sharing contribution in an amount, in any, determined by the Committee each year. The Bank did not make a profit sharing contribution for 2008. The Company offers its stock as an investment option under the 401(k) plan.

Non-Employee Director Stock Compensation Plan. On April 25, 1995, the Company’s shareholders approved a non-employee director stock compensation plan. This plan provided for the issuance of options to acquire 50,000 shares of the Company’s common stock to eligible non-employee directors. On April 29, 1997, shareholders approved an amendment to this plan to increase shares available for issuance under this plan to 70,000 shares. This plan expired January 17, 2000. All options governed under this plan have been exercised or expired as of December 31, 2008.

1999 Stock Incentive Plan. On June 1, 1999, the Company’s shareholders approved the Commonwealth Bankshares, Inc. 1999 Stock Incentive Plan. This plan provides for the issuance of up to the lesser of (i) 15.0% of the Company’s issued and outstanding common stock less the aggregate number of shares subject to issuance pursuant to options granted, or available for grant, under the 1990 plan and non-employee director plan described above, or (ii) 350,000 shares. Of the aggregate number of shares of the Company’s common stock that may be subject to award under this plan, 60.0% are available for issuance to the Company’s non-employee directors, and 40.0% are available for issuance to the Company’s employees. All the employees of the Company and the Bank, and all other members of the Board of Directors of the Company, are eligible to receive awards under this plan. As of December 31, 2008, only a limited number of authorized shares are available for issuance under this plan.

The Bank of the Commonwealth Supplemental Executive Retirement Plan. Effective February 1, 2002, the Company’s Board of Directors approved the Bank of the Commonwealth Supplemental Executive Retirement Plan, which is an executive deferred compensation plan in order to provide a select group of management and highly compensated executives the opportunity to elect to defer part or all of the compensation (including bonuses) payable to such executives during any plan year. Under this plan, a participant may designate a fixed dollar amount or a percentage to be deducted from his or her salary and/or bonus and then indicate how the deferred amount is to be invested between a fund that tracks the value of the Company’s stock and a simple interest bearing fund. The amount of deferred compensation in an executive’s account is held in a rabbi trust, but such amounts continue to be subject to the claims of the Bank’s general creditors until such time as they are distributed to the executive. Distributions are generally available at retirement age, death, or on account of disability. In addition, an executive who separates from service for a reason other than retirement, death, or disability, is entitled to receive distribution when he or she reaches age 65 (unless he or she dies or becomes disabled in the meantime, in which case benefits will be payable pursuant to the plan terms regarding such distributions). Distributions may also be made in certain situations following a change in control. Distributions are generally made in the form of installment payments, although a distribution in a lump sum is available in limited situations. As of December 31, 2008, no executives are participating in this plan.

2005 Stock Incentive Plan. On June 28, 2005, the Company’s shareholders approved the Commonwealth Bankshares, Inc. 2005 Stock Incentive Plan. The plan provides for the issuance of restricted stock awards, stock options in the form of incentive stock options and non-statutory stock options, stock appreciation rights and other stock-based awards to employees and directors of the Company. The plan makes available up to 556,600 shares for issuance to plan participants. The total number of shares that may be issued in connection with the exercise of incentive stock options, which are eligible for more favorable tax treatment, will be 484,000 shares. The maximum number of shares with respect to which stock options, restricted stock awards, stock appreciation rights or other equity based awards may be granted in any calendar year to an employee is 60,500 shares.

Commonwealth Bankshares Employee Stock Purchase Plan. On June 26, 2007, the Company’s shareholders approved the Commonwealth Bankshares Employee Stock Purchase Plan. The plan offers eligible employees the opportunity to acquire a stock ownership in the Company through periodic payroll deductions that are applied towards the purchase of Company common stock at a discount of up to 15% of its market price. The plan makes available up to 400,000 shares of Company common stock for issuance to eligible employees. As of December 31, 2008, no shares have been issued under this plan.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Personnel/Compensation Committee has served as an officer or employee of the Company. During 2008, no executive officer of the Company served as a member of the Compensation Committee (or other board committee performing equivalent functions) of another entity, nor did any executive officer of the Company serve as a director of another entity, one of whose executive officers served on the Company’s Personnel/Compensation Committee. All five members of the Company’s Personnel/Compensation Committee have outstanding loans with the Company. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See “Certain Relationships and Related Transactions” above for a discussion of transactions involving Mr. Uppalapati.

PRINCIPAL ACCOUNTANT

Independent Registered Public Accounting Firm

Witt Mares, PLC served as independent registered public accountant for the fiscal year ended December 31, 2008. A representative of Witt Mares, PLC will be present at the annual meeting and will be given the opportunity to make a statement and respond to appropriate questions from the shareholders.

Principal Accountant

The following table presents the fees for professional audit services rendered by Witt Mares, PLC for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and 2007, and fees billed for other services rendered by Witt Mares, PLC during those periods. All such audit and non-audit services were pre-approved by the Audit Committee, which concluded that the provision of such services by Witt Mares, PLC was compatible with the maintenance of that firm’s independence in the conduct of their auditing functions.

	Year Ended December 31,
	2008	2007
Audit fees (1)	$108,825	$93,725
Audit-related fees (2)	3,815	2,400
Tax fees (3)	10,000	6,500
All other fees	—	—

	$122,640	$102,625

(1)	Audit fees consist of audit and review services, attestation report on internal controls under SEC rules, consents and review of documents filed with the SEC.
(2)	Audit-related fees consist of consent opinions issued for filings of Forms S-3 and S-8.
(3)	Tax fees consist of preparation of federal and state tax returns and advise regarding tax compliance issues.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company’s Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s independent accountants. The Audit Committee must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of the subcommittee to grant pre-approval shall be presented to the full Audit Committee at its next scheduled meeting.

During 2008, the Audit Committee pre-approved 100% of non-audit services provided by Witt Mares, PLC. The Audit Committee has considered the provisions of these non-audit services by Witt Mares, PLC and has determined that the services are compatible with maintaining Witt Mares, PLC’s independence.

PROPOSAL II

SHAREHOLDER PROPOSAL RELATING TO THE

DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company has received a shareholder proposal from Mr. Thomas N. Anderson, Jr. of 9151 River Crescent, Suffolk, Virginia 23433. On February 5, 2009, the date on which Mr. Anderson submitted the proposal to the Company, he represented that he owned in excess of $2,000 worth of the Company’s common stock. At his request, the Company has included Mr. Anderson’s following proposal and supporting statement in this Proxy Statement for the Annual Meeting of Shareholders. If properly presented, this proposal will be voted on at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

The Board Structure

The Company’s Articles of Incorporation and Bylaws require that the Board of Directors be divided into three classes, as nearly equal in size as possible, with one class standing for election each year. Currently, the Company’s Board of Directors consists of ten (10) directors and is divided into three classes, each class having a three-year term of office and one class being elected each year, including this year. This structure is commonly known as a “classified” board.

Shareholder Proposal

Mr. Anderson’s proposal and supporting statement are quoted verbatim in italics below. The proposal and supporting statement are being presented as submitted to the Company. Pursuant to Rule 14a-8(l)(2) under the Securities Exchange Act of 1934, the Company is not responsible for the contents of the shareholder proposal or its supporting statement.

RESOLVED, That the shareholders of Commonwealth Bankshares, Inc. (“the company”) urge that the Board of Directors take the necessary steps to declassify the Board of Directors for the purpose of establishing annual elections for directors.

Supporting Statement of Proposing Shareholder

The election of corporate directors is a primary avenue for shareholders to influence corporate affairs and ensure management is accountable to the Company’s shareholders. However, under the classified voting system at the Company, individual directors face election only once every three years, and shareholders only vote on roughly one-third of the Board of Directors each year. In our opinion, such a system serves to insulate the Board of Directors and management from shareholder input and the consequences of poor financial performance.

By eliminating the classified Board of Directors, we believe shareholders can register their views annually on the performance of the Board o [sic] Directors and each individual director. We feel this will promote a culture of responsiveness and dynamism at the Company, qualities necessary to meet the challenge of increasing shareholder value.

We submit that by introducing annual elections and eliminating the classified Board of Directors at the Company, management and the Board of Directors will be more accountable to shareholders.

We believe that by aligning the interest of the Board of Directors and management with the interests of shareholders, our Company will be better equipped to enhance shareholder value.

For the above reasons, we urge a vote FOR the resolution.

Statement of the Board of Directors in Opposition to Mr. Anderson’s Proposal

This proposal is substantially the same as the proposal offered by Mr. Anderson in 2008, which was rejected by the shareholders. After careful consideration, the Board has determined that it remains in the best interests of the Company and its shareholders to maintain the classified Board structure. The Board of Directors therefore unanimously recommends that the shareholders vote AGAINST this proposal.

The Company’s Articles of Incorporation provide for a Board of Directors that is divided into three classes, as nearly equal in size as possible, with one class of directors standing for election each year. Once elected, each class serves a three-year term. The Company’s classified Board of Directors is designed to prevent a sudden change in the entire composition of the Board in any one year, and encourages continuity and stability in the management of the Company by ensuring that a majority of the directors will always have prior experience as directors and in-depth knowledge of the Company and its business and strategies. The Board believes the current structure benefits the Company and its shareholders for several reasons:

An experienced Board can focus on the Company’s long-term interests. The current structure allows the Board to effectively understand and pursue the Company’s long-term interests to maximize shareholder value because directors serving on a classified board are not subject to yearly elections and the corresponding pressures to produce short-term gains. The classified Board enables the directors to forge effective working relationships with other directors and the Company’s management and to focus on the long-term success of the Company. The Board believes the resulting continuity enhances the knowledge base, stability, and collegiality of the Board’s deliberations, increases the Board’s collective experience with the challenges and opportunities facing the Company, gives new directors the opportunity to learn about the Company’s business from continuing directors, and improves the Board’s ability to develop, refine, and execute the Company’s long-term strategic plan.

A classified board assists director recruitment and retention. The Board believes the classified board structure assists us in attracting and retaining qualified directors. The members of the Board are predominately independent. The Board is comprised of ten directors, nine of whom are independent. The Board believes that its classified structure gives the Company an advantage in attracting and recruiting talented director candidates who are willing to make at least a three-year commitment of their time, energy and skills.

A classified Board serves our interests as a community institution. The classified board structure is consistent with the Company’s status as the holding company for a community bank. Commonwealth Bankshares serves as the holding company for one of the few remaining community banks in the Hampton Roads area, and the Board serves both a business development role as well as a traditional corporate governance role. The directors of Commonwealth Bankshares are community leaders with deep roots in various cities throughout the region. In evaluating director candidates, the Board considers not only a nominee’s ability to perform the legal duties of a director but also the nominee’s potential contribution to the expansion of Bank of the Commonwealth’s business opportunities. By maintaining a staggered board, we balance from year to year the backgrounds and experience of our directors and the business contributions we hope that our directors will make to the growth of the bank. By eliminating the classified board, the Company risks that the entire board of directors might be replaced in a single year and that the Company would lose the advantages that its stable, community-based leadership creates.

Our directors are fully accountable under the current structure. Mr. Anderson suggests declassifying the Board would enhance accountability. The Board does not agree. Each director has fiduciary duties of care and loyalty to the Company and its shareholders. These duties require directors to act in good faith and in the best interests of the Company and its shareholders. As stewards for the shareholders, the directors embrace these duties and strive to attain the highest quality of corporate governance. Each of our directors stands for election every three years, giving shareholders an opportunity to express their concerns by nominating and electing other candidates. All directors are required to uphold their fiduciary duties to the Company, and to the shareholders, without regard to the directors’ term in office.

After careful consideration of Mr. Anderson’s proposal and after reviewing the benefits of the Board’s current structure discussed in the preceding paragraphs, the Board of Directors has unanimously determined that the retention of the Company’s classified Board structure remains in the best interests of the Company and its shareholders. Accordingly, the Board of Directors unanimously recommends voting AGAINST the proposal.

Shareholders should be aware that this proposal is only a recommendation and would not automatically eliminate the classified Board. Other steps would have to be taken in order to declassify the Board, including amending the Company’s Articles of Incorporation, which would require the affirmative vote of a majority of the shares entitled to vote thereon at a future annual or special shareholders meeting at which the action is proposed.

PROPOSAL III

SHAREHOLDER PROPOSAL RELATING TO

ADVISORY SHAREHOLDER VOTING ON EXECUTIVE COMPENSATION

The Company has received a shareholder proposal from Mr. Gerald R. Armstrong of 910 Sixteenth Street, No. 412, Denver, Colorado 80202-2917. On January 20, 2009, the date on which Mr. Armstrong submitted the proposal to the Company, he represented that he owned in excess of $2,000 worth of the Company’s common stock. At his request, the Company has included Mr. Armstrong’s following proposal and supporting statement in this Proxy Statement for the Annual Meeting of Shareholders. If properly presented, this proposal will be voted on at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL.

Shareholder Proposal

Mr. Armstrong’s proposal and supporting statement are quoted verbatim in italics below. The proposal and supporting statement are being presented as submitted to the Company. Pursuant to Rule 14a-8(l)(2) under the Securities Exchange Act of 1934, the Company is not responsible for the contents of the shareholder proposal or its supporting statement.

That the shareholders of COMMONWEALTH BANKSHARES, INC. request its Board to adopt a policy that provides shareholders the opportunity, at each annual meeting, to vote on an advisory resolution, prepared by management, to ratify the compensation of named executive officers listed in the proxy statement’s Summary Compensation Table.

Mr. Armstrong has asked that the Company make clear that the vote on any such advisory resolution would be non-binding and would not require the Board to alter any compensation paid or awarded to any executive officer.

Supporting Statement of Proposing Shareholder

As a shareholder, I am concerned about the levels of compensation afforded to our top management at times when these people were possibly only in the “right place” at the “right time” rather than building a greater base for profitable and on-going customer relationships.

The following table summarizes increases in compensation by our executives:

	2007		2006	2003
Edward Woodard, Jr.	$960,040	*	$799,761	$288,107

Cynthia Sabol	360,029		320,076	N/L

Simon Hounslow	278,564		261,067	116,145

*	does not include profits paid to Mr. Woodard, or his son, from real estate transactions involving the corporation or its subsidiaries

It is apparent that compensation has more than doubled in the five year period shown but there is no guarantee that compensation was paid for work of lasting value. As this proposal is being prepared, our stock price is $6.71 per share down from $19.59 less than a year ago. The negative earnings have now created a deficit in the price/earnings ratio. Bonuses paid our chairman have soared from $24,500 in 2003 to $300,000 in 2007.

Our board does not have an independent chairman and none of the directors, according to the proxy statement, have the experience of serving on other boards. “TIME IS THE TEST OF VALUE” and compensation increases cannot be justified in these times.

Mushrooming compensation is a great concern of shareholders. The Council of Institutional Investors recommends timely adoption of shareholder proposals on this subject. “There is no doubt that executive compensation lies at the root of the current financial crisis:” wrote Paul Hodgson of The Corporate Library. Shareholders at Wachovia and Merrill Lynch did not support “Say on Pay” proposals in 2008 and now these shareholders have a lot less to say!

An advisory vote establishes an annual referendum process for shareholders about executive pay. This can provide directors and management with useful information about shareholder views on executive compensation.

AFLAC submitted an Advisory Vote in its 2008 proxy statement where 93% voted in favor which confirms strong support for good disclosure and fair and reasonable compensation. Nearly all candidates for President in 2008 supported this, too.

If you agree, please vote “FOR” this proposal.

Statement of the Board of Directors in Opposition to Mr. Armstrong’s Proposal

After careful consideration, the Board has determined that the adoption of this proposal is unnecessary and is not in the best interests of the Company and its shareholders. The Board of Directors therefore unanimously recommends that the shareholders vote AGAINST this proposal.

The Board recognizes the importance of executive compensation to the Company’s shareholders and to the long-term performance of the Company. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s Personnel/Compensation Committee (for purposes of this section, the “Committee”), comprised solely of independent directors, has established a clear compensation philosophy that combines competitive base salaries with both short-term and long-term incentive compensation programs. These programs compensate the Company’s executives for meeting both short-term and long-term financial goals which ultimately maximize the Company’s value for its shareholders.

Mr. Armstrong’s selective use of compensation data ignores the factors that resulted in the compensation increases in recent years. During the period highlighted by Mr. Armstrong, management of the Company oversaw substantial growth in the size of the Company (measured by both assets and branch locations), and the compensation increases prior to 2008 reflected management’s achievement of incentives established by the Committee for those prior years. However, as is reported in this Proxy Statement, the Company’s most senior executive officers did not receive either bonuses or stock options at the end of 2008. In addition, in establishing senior executive officer salaries for 2009, the Committee applied the same principles in determining that salary increases for 2009 were not appropriate. Thus, the Committee has been consistent in its application of goal-oriented compensation criteria.

The Board does not believe that advisory resolutions would improve the compensation process, for the following reasons:

The Company’s executive compensation is based on a careful process that would not be improved by advisory votes on compensation previously paid. The Committee considers a wide variety of information to determine the appropriate level of fair and competitive compensation for the Company’s executives. During its compensation approval process, the Committee reviews both (1) publicly available professional compensation surveys and labor market studies, including the Virginia Bankers Association’s Annual Executive Compensation and Benefits Survey, and (2) the Company’s executives’ salaries and benefits as compared to compensation awarded to executives in similar positions at other comparably-sized companies in the Company’s marketplace. The Committee uses this recent information in combination with other current data gathered by management to set executive pay for the relevant time period at a level that will incentivize and reward executive performance and increase shareholder value. As is noted above, the Committee has already been responsive in setting compensation in 2008 and 2009. In contrast, the advisory vote proposed by Mr. Armstrong will always be held several months after the Committee’s compensation decisions for any given year are made, and any vote would reflect then-current market conditions, rather than the conditions at the time they are made by the Committee.

The proposal would put the Company at a competitive disadvantage. The Board believes that an annual advisory vote would make it more difficult for the Company to attract and retain senior management. In the community banking industry, human capital is our most important asset, and the Board believes that adoption of the proposal could lead to a perception in the communities served by the Company that compensation opportunities at the Company may be limited or negatively affected by the advisory vote. To the Company’s knowledge, our principal competitors in the markets served by the Company are not similarly required to conduct an annual referendum on compensation. Moreover, if implemented, the Company’s decisions regarding executive compensation would be subject to second-guessing, and this may impair the Company’s ability to attract and retain individuals willing to serve as directors of the Company, to the detriment of our shareholders.

Shareholders already have better means of providing input on compensation issues. The Board welcomes and encourages input by the Company’s shareholders as an important element of the Company’s governance. The Company provides shareholders with the information necessary to correspond with the Board in each year’s Proxy Statement and places no restriction on the subjects addressed or on the individual Board members contacted. Through this process, shareholders may provide the Board with rich, detailed and contextual information on any topic relating to the Company’s governance, including executive compensation. Unfortunately, the simple “yes” or “no” answer generated by Mr. Armstrong’s advisory vote would fail to provide any clear, timely information to the Board or a clear indication as to the meaning of the vote. For example, a shareholder vote against ratifying the Company’s executive compensation may indicate dissatisfaction with the mix of base salary and incentive compensation for a specific executive, general disagreement with the Committee’s compensation decision on compensation for all executives or any number of other possible objections. Thus, the Board and the Committee would be required to guess as to the precise meaning of the advisory vote and would not be provided with any specific, actionable input regarding executive compensation. If the Board is forced to speculate in this way, the advisory vote will be of little benefit to the Company’s shareholders, the Company, the Board or the Committee.

The proposal is premature in light of current legislative and regulatory initiatives. As Mr. Armstrong’s proposal notes, advisory votes on executive compensation gained significant national attention during the presidential election and have been the subject of ongoing discussions during the current session of Congress. It is possible that by the conclusion of Congress’ current session, Congress could address advisory votes on executive compensation through federal laws or regulations. In addition, members of the SEC have indicated a desire to take regulatory action in this area. Consequently, because the Board cannot know in advance the structure of a possibly federally-mandated advisory vote, the Board believes that it would be premature, and potentially inefficient and redundant, to implement a shareholder advisory vote procedure in the face of mounting speculation that the federal government will later require the same. The Board believes that the Company can best serve its shareholders by carefully monitoring and tracking legislative developments and by quickly adopting any new practices concerning executive compensation that may be dictated by federal law or regulation.

After careful consideration of Mr. Armstrong’s proposal and based on the fact that a broad advisory vote on executive compensation would provide little additional helpful, timely and relevant information to the Company, the Board of Directors has unanimously determined that the adoption of the proposal is unnecessary and unwarranted. Accordingly, the Board of Directors unanimously recommends voting AGAINST the proposal.

SUBMISSION OF PROPOSALS

The next Annual Meeting of Shareholders will be held on or about June 22, 2010. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with Rule 14a-8 under the Exchange Act and must submit the proposal in writing no later than February 22, 2010. To be timely, shareholders must notify the Company of any other matters that may be raised for consideration at the next annual meeting but not included in the proxy statement no later than April 23, 2010, and such notices may not be submitted prior to March 24, 2010. Additionally, any such shareholder proposals or notifications must comply in all respects with the Company’s Bylaws. All such proposals or notifications shall be delivered to the Company’s executive offices at Boush and Freemason Streets, 403 Boush Street, Norfolk, Virginia 23510, Attn: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Company has adopted a procedure called “householding,” which is permitted by the SEC. Under this procedure, the Company will deliver only one copy of the Company’s 2008 Annual Report to Shareholders (the “2008 Annual Report”) and this proxy statement to multiple shareholders who share the same address (if they appear to be members of the same family) unless the Company has received contrary instructions from an affected shareholder. Shareholders who participate in householding will continue to receive separate proxy cards. This procedure reduces the Company’s printing costs, mailing costs and fees.

The 2008 Annual Report and this proxy statement are available at the Company’s website at www.bankofthecommonwealth.com/2009Proxy. The Company will deliver promptly upon written or oral request a separate copy of the 2008 Annual Report and this proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the 2008 Annual Report or this proxy statement, shareholders should contact the Company at:

Investor Relations

Commonwealth Bankshares, Inc.

403 Boush Street

Norfolk, VA 23510-1200

(757) 446-6900

A number of brokerage firms have instituted householding. If you hold shares in “street name,” please contact your bank, broker, or other holder of record to request information about householding.

OTHER MATTERS

The Board of Directors does not intend to present, and knows of no one who intends to present, at the meeting any matter for action by shareholders other than as set forth herein. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting, and it is the intention of the persons named in the proxy to vote in accordance with their judgment on any such matter.

GENERAL

The Company’s 2008 Annual Report and Form 10-K for the year ended December 31, 2008 accompany this proxy statement. The 2008 Annual Report to Shareholders and Form 10-K does not form any part of the material for the solicitation of proxy.

PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

By Order of the Board of Directors

/s/ Edward J. Woodard, Jr.
Edward J. Woodard, Jr., CLBB
Chairman of the Board, President and Chief Executive Officer

Dated in Norfolk, Virginia and mailed

this 22nd day of June 2009

COMMONWEALTH BANKSHARES, INC. 403 Boush Street P. O. Box 1177, Norfolk, Virginia 23501-1177 Phone (757) 446-6900

Proxy solicited on behalf of the Board of Directors for Annual Meeting of Shareholders to be held on July 28, 2009.

The undersigned hereby revokes all prior proxies and appoints Herbert L. Perlin and Richard J. Tavss, or either of them, each with the power of substitution, as proxies to vote, as designated below, all the shares of Common Stock of Commonwealth Bankshares, Inc. held by the undersigned as of June 1, 2009 at the Annual Meeting of Shareholders to be held on July 28, 2009, or any adjournment thereof.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and AGAINST Proposals 2 and 3. If any other matters are voted on at the meeting, this proxy will be voted by the proxyholders on such matters in their sole discretion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH NOMINEE LISTED IN PROPOSAL 1.

1.	Proposal 1: To elect the following Class III directors to serve until the 2012 Annual Meeting of Shareholders.

Laurence C. Fentriss	☐ FOR	☐ WITHHOLD

Edward J. Woodard, Jr., CLBB	☐ FOR	☐ WITHHOLD

Raju V. Uppalapati	☐ FOR	☐ WITHHOLD

(OVER)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 2 AND 3.

2. Proposal 2: Shareholder proposal relating to the declassification of the Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Proposal 3: Shareholder proposal relating to advisory shareholder voting on executive compensation.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please sign exactly as your name(s) appears below. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:	, 2009

Signature:

Signature:

Printed Name(s):

Please complete, date, sign and return this proxy at your earliest convenience in the envelope provided. Thank you.

I/We plan to attend the Annual Meeting of Shareholders to be held on July 28, 2009.        YES        NO